CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of F/m High Yield 100 ETF, F/m High Beta High Yield ETF, F/m High Quality High Yield ETF, F/m Short Duration Quality High Yield ETF, F/m Senior Secured High Yield ETF, F/m U.S. Treasury 3-Month Bill Institutional ETF, F/m Leveraged U.S. Treasury 3-Month Bill ETF, F/m Current Coupon Mortgage-Backed Securities ETF, F/m Short Duration High Coupon Tax-Free Municipal ETF, F/m Small Cap Core ETF, F/m Small Cap Growth ETF and F/m SMID Equity ETF, each a series of The RBB Fund, Inc., under the headings “Portfolio Holdings Information” and “General Information” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 28, 2025